Exhibit 11

                           NEW YORK HEALTH CARE, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                           FOR THE THREE MONTHS ENDED
                             MARCH 31, 1996 AND 1997
                                   (UNAUDITED)

                                               Three Months       Three Months
                                                  Ended               Ended
                                              March 31, 1996     March 31, 1997
                                              --------------     --------------


Earnings:
    Net income (pro forma for the three
       months ended March 31, 1996)             $  119,350         $   62,816
                                                ==========         ==========
Shares:
    Weighted average number of shares
       outstanding                               2,500,000          3,750,000
    Additional shares assuming exercise
       of options                                   20,659             23,437
    Additional shares whose proceeds
       would be necessary to pay
       S-Corporation dividend                      882,000               --
                                                ----------         ----------
Weighted average number of common
    shares and common share
    equivalents outstanding                      3,402,659          3,773,437
                                                ==========         ==========
Net income (pro forma for the three
    months ended March 31, 1996)
    per common share and common share
    equivalents                                       $.04               $.02
                                                      ====               ====


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